Exhibit 4.6

TRITON PCS, INC.,

AFFILIATE LICENSE CO., L.L.C.,

and

THE BANK OF NEW YORK, as Trustee

SUPPLEMENTAL INDENTURE
Dated as of November 18, 2004

TO

INDENTURE,
Dated as of November 14, 2001

8 3/4% Senior Subordinated Notes due 2011

SUPPLEMENTAL INDENTURE

     THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 18, 2004, is entered into by and among TRITON PCS, INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), AFFILIATE LICENSE CO., L.L.C., a limited liability company duly organized and existing under the laws of the State of Delaware (hereinafter called the “Guarantor”) and THE BANK OF NEW YORK, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture (as defined below).

WITNESSETH:

     WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of November 14, 2001 (the “Indenture”), relating to the Company’s 8 3/4% Senior Subordinated Notes due 2011;

     WHEREAS, the Guarantor is a Subsidiary of the Company, and has become a guarantor of the Company’s obligations under a credit agreement among the Company, the lenders party thereto and Lehman Commercial Paper Inc., as administrative agent, dated as of the date hereof;

     WHEREAS, in accordance with Section 4.18 of the Indenture, the Company is required to cause the Guarantor, until the Guarantor ceases to be a direct or indirect obligor (including as guarantor) under, or in respect of all of the Company’s Senior Credit Facilities, to become a Guarantor under the Indenture by executing and delivering to the Trustee this Supplemental Indenture;

     WHEREAS, Section 10.01(x) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Securities without notice to or consent of any Securityholder to add a Guarantor pursuant to the requirements of Section 4.18 of the Indenture;

     WHEREAS, the Company, the Guarantor and the Trustee desire to enter into, execute and deliver this Supplemental Indenture in compliance with the provisions of the Indenture; and

     WHEREAS, all things prescribed by law and by the terms of the Indenture necessary to make this Supplemental Indenture, when duly executed and delivered by the Company, the Guarantor and the Trustee a valid and binding instrument, enforceable in accordance with its terms, and otherwise to effectuate the amendment of the Indenture, have been done and performed, and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized;

     NOW, THEREFORE, in consideration of the above premises, the Company, the Guarantor and the Trustee covenant and agree as follows:

ARTICLE ONE

Supplemental Indenture

     Section 1.01. This Supplemental Indenture is a supplement to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as a part of, the Indenture for any and all purposes, including but not limited to satisfaction and discharge of the Indenture as provided in Article Nine of the Indenture.

     Section 1.02. This Supplemental Indenture shall become effective immediately upon execution and delivery by each of the Company, the Guarantor and the Trustee.

ARTICLE TWO

Unconditional Guarantee

     Section 2.01 Subject to section 11.04 of the Indenture, until the Guarantor ceases to be a direct or indirect obligor (including as guarantor) under, or in respect of all of the Company’s Senior Credit Facilities, the Guarantor hereby unconditionally, jointly and severally, guarantees to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns that: the principal of, premium, if any, and interest on the Securities will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal and interest on any overdue interest on the Securities and all other obligations of the Company to the Holders or the Trustee under the Indenture or under the Securities will be promptly paid in full or performed, all in accordance with the terms of the Indenture and of the Securities. The Guarantor hereby further agrees to be bound by all other provisions of the Indenture that are applicable to a “Guarantor” and the guarantees of the Guarantor set forth in this Supplemental Indenture shall be subject to release upon the terms set forth in the Indenture.

     Section 2.02. The Company hereby expressly ratifies, adopts, renews, confirms and continues in full force and effect, without limitation, except as hereby amended, each and every covenant, agreement, condition and provision applicable to it contained in the Indenture.

     Section 2.03. The Company and the Guarantor covenant that the recitals of fact and statements contained in this Supplemental Indenture are true and that, upon the execution and delivery of this Supplemental Indenture, the Company is not in default in any respect under any of the provisions of the Indenture or of the Securities.

ARTICLE THREE

Additional Provisions

     Section 3.01. Except to the extent supplemented by Article Two of this Supplemental Indenture, the Indenture remains in full force and effect in accordance with its terms. It shall not be necessary in connection with any future reference to the Indenture to also make reference to this Supplemental Indenture.

     Section 3.02. The cover page of this Supplemental Indenture and all article and description headings are inserted for convenience of reference only and are not to be taken to be any part of this Supplemental Indenture or to control or affect the meaning, construction or effect of the same.

     Section 3.03. The laws of the State of New York shall govern this Supplemental Indenture without regard to principles of conflict of laws.

     Section 3.04. This Supplemental Indenture shall be simultaneously executed in several counterparts, and all such counterparts executed and delivered each as an original shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

TRITON PCS, INC.

By:	/s/ Daniel E. Hopkins

Name:	Daniel E. Hopkins
Title:	Senior Vice President of Finance and Treasurer

GUARANTOR:

AFFILIATE LICENSE CO., L.L.C

By:	TRITON MANAGEMENT COMPANY, INC., as
Manager

	By:	/s/ Daniel E. Hopkins

	Name:	Daniel E. Hopkins
	Title:	Senior Vice President of
Finance and Treasurer

THE BANK OF NEW YORK, as Trustee
By:	/s/ Van K. Brown
	Name:	Van K. Brown
	Title:	Vice President